Exhibit (b)(3)

[Letterhead of BNP PARIBAS]

FORM OF LOAN AGREEMENT FOR TRANSFER OF FOREIGN LOAN No. REP-00005/04

I – BNP PARIBAS

Name	:	BANCO BNP PARIBAS BRASIL S.A.
Address	:	Av. Pres. Juscelino Kubitschek, no 510, 10[o] ao 13[o] andares
National Directory of Legal Entities (“CNPJ/MF”)	:	01.522.368/0001-82
City	:	São Paulo
State	:	S.P.

II — CLIENT

Name	:	TELESP CELULAR PARTICIPAÇÕES S.A.
Address	:	Rua Abílio Soares, 409
National Directory of Legal Entities (“CNPJ/MF”)	:	02.558.074/0001-73
City	:	São Paulo
State	:	S.P.

III – ORIGIN OF THE FUNDS

Creditor Financial Institution Located Abroad: BNP PARIBAS SA
City	:	Paris
Country	:	France
Certificate No.	:

IV – AMOUNTS IN THIS AGREEMENT

a) Amount of transfer in foreign currency:		Twenty-five million United States dollars (US$ 25,000,000.00).

b) Foreign-exchange conversion rate:		PTAX 800 (option 5) – currency 220 – sale, as disclosed by the Central Bank of Brazil through SISBACEN [Information System of the Central Bank of Brazil], on the business day preceding the Disbursement Date and valid for use on the relevant Disbursement Date.

c) Disbursement Date:		October 13, 2004.

V – TERM OF EFFECTIVENESS OF THIS AGREEMENT

The term of effectiveness of this Agreement is three hundred and sixty-three (363) days, counted as from the disbursement date set forth in section “c” of the preceding Chart, thus expiring on October 11, 2005.

VI – COMPENSATING INTEREST

Three whole numbers and eighty-four hundredths percent (3.84%) per year; Thirty-two hundredths percent (0.32%) per month.

VII – PAYMENT TERMS OF THIS AGREEMENT (AMOUNTS EXPRESSED IN US$)

Twenty-five million, nine hundred and sixty-eight thousand Unites States dollars (US$ 25,968,000.00) on October 11, 2005.

Remark: In the event that, the due date(s) referred to above is(are) a holiday in one of the following cities: PARIS, LONDON, NEW YORK AND SÃO PAULO, the liabilities due on that date(s) shall be transferred to the immediately subsequent business day, provided that the latter falls in the same calendar month as the originally established date.

VIII — GUARANTEES

a) A Promissory Note issued by the CLIENT for payment at sight, in the amount of thirty-one million, two hundred and fifty thousand Unites States dollars (US$ 31,250,000.00).

CONTRACTUAL SECTIONS

By this private instrument, BNP PARIBAS, referred to in Chart I of the preamble, covenants with the CLIENT referred to in Chart II, this Loan Agreement for Transfer of Foreign Loan, in accordance with the norms issued by the National Monetary Council and the Central Bank of Brazil for funding of working capital, under the following sections and conditions, which they mutually accept, by which they agree to be bound:

1. BNP PARIBAS contracted a loan in foreign currency with the financial agent located abroad and described in Chart III, for purposes of transfer to domestic companies through loan agreements.

2. BNP PARIBAS shall transfer to the CLIENT, on the Disbursement Date defined in clause “c” of Chart IV, as a loan indexed to foreign exchange, part of the funds obtained under Article One, defined in clause “a” of Chart IV, as converted into the Brazilian currency in accordance with the foreign-exchange rate of the date hereof, as disclosed by the Central Bank of Brazil, through the SISBACEN System, transaction PTAX 800 (option 5) – currency 220 – sale, on the business day preceding the Disbursement Date and valid for use on the relevant Disbursement Date, all as appearing in Chart IV.

2.1. As the loan shall be disbursed by BNP PARIBAS by Available Electronic Transfer – TED, such transfer shall be effected through the System for Transfer of Reserves of the Central Bank of Brazil (STR) or through the Interbank Chamber of Payments (CIP) or through the Service of Clearance of Checks and Other Papers of the Banco do Brasil – COMPE, in the event that the release of funds is requested by the CLIENT by DOC or check.

2.3. It is hereby agreed by the Parties, that, in the course of this Agreement, BNP PARIBAS may obtain a new line abroad, in replacement of the line that was originally obtained and described in Chart III, provided that the original terms of this Agreement are preserved. Such modification shall be formalized by an instrument of amendment to be executed between the Parties.

3. The CLIENT agrees to pay, with the interest set forth in item VI above, on the due date(s) hereof, as appearing in Chart VII above, the loan referred to in Article Two, as duly converted into the Brazilian currency in accordance with the foreign-exchange rate disclosed by the Central Bank of Brazil, through the SISBACEN System, transaction PTAX 800 (option 5) – currency 220 – sale, on the day preceding the due date and valid for use on the relevant due date. Thus, the amount of the debt in legal tender hereby undertaken by the CLIENT shall be automatically adjusted whenever appreciations or devaluations of the Brazilian currency against the foreign currency occur, which shall be transferred to the CLIENT in the manner provided for hereunder.

3.1. In order for BNP PARIBAS not to be compelled to effect any disbursement for the settlement of this loan and so that the foreign-exchange closing is carried out without delays of any nature, with respect to principal and ancillaries, the CLIENT hereby agrees to deliver to BNP PARIBAS, regardless any judicial or extra judicial notification or notice, on the due date provided for in Chart V, the amount in the Brazilian currency necessary for the acquisition of the foreign currency corresponding to the payment to be made to the creditor abroad, taking into account, for the effect of calculation of the countervalue in legal tender, the quotation for sale of the United States dollar, as disclosed by the Central Bank of Brazil, through the information system thereof – SISBACEN – bulletin of quotations for accounting purposes, PTAX 800, currency 220, option 5, valid for the date on which such payments are made. Upon payment of principal and charges, by the CLIENT to BNP PARIBAS, any liabilities of the CLIENT with respect to foreign-exchange risk variance shall be extinct.

3.2. Such payments may be provided by Available Electronic Transfer – TED, through the System for Transfer of Reserves of the Central Bank of Brazil (STR), or through the Interbank Chamber of Payments (CIP), or through the Service of Clearance of Checks and Other Papers of the Banco do Brasil – COMPE, by DOC or check issued by the CLIENT, as agreed upon with BNP PARIBAS.

3.3. All levies, taxes, including income tax, fees, tax contributions, compulsory payments, licenses, which may be imposed on the business dealt in hereby or on remittances abroad, shall be solely and exclusively borne by the party defined by the legislation as being the taxpayer.

4. In the event that the day fixed as the due date for liabilities undertaken herein is a holiday in this country or abroad, such due date shall be extended to the immediately subsequent business day.

5. The payment liabilities undertaken hereunder are represented by a Promissory Note issued by the CLIENT, as expressed in a foreign currency, in accordance with Chart VIII of the preamble, for payment at sight.

5.1. Although the Promissory Note is issued in the foreign currency, based on Section 2, Item V, of Decree-Law 857, of September 11, 1969, at the time of settlement thereof, the amount thereof shall be converted into the Brazilian currency, at the commercial rate for sale of the foreign currency, as in force on the day of its actual settlement, pursuant to the conversion criteria covenanted in Article 3, above.

5.2. The Promissory Note issued in dollars, when forwarded, at BNP PARIBAS’ option, to the Protest Office, shall be then converted into Brazilian currency, at the rate for sale of the Central Bank of Brazil. In the event that it is not redeemed on the same day, BNP PARIBAS’ right shall remain intact, in the foreign currency, up to the actual payment, either in court or amicable, of the note.

5.3. Any possible filing, by BNP PARIBAS, of an action for collection against the CLIENT for recovery of the credit of the former, shall not affect in any way the liability of both to pay to BNP PARIBAS the full amount of the exchange variance of the United States currency against the Brazilian currency, pursuant to the convertibility criteria covenanted in the preceding articles, so that such liability shall remain absolutely intact up to the date on which BNP PARIBAS receives its credit, on the phase of enforcement of the judgment.

5.4. The CLIENT is fully aware that the quotation of the foreign currency dealt with by this transfer, may undergo strong appreciations or devaluations against the Brazilian currency in the course of this Agreement and, taking into account that such variances, whichever they are, do not represent any advantage for BNP PARIBAS, the CLIENT shall not allege unforeseeability of the occurrence thereof, in order to plead termination hereof, based on Article 478 of the Civil Code, or even the review of the clauses hereof, aiming at the decrease of the amounts due.

5.5. The CLIENT hereby undertakes to carry out the exchange of the Promissory Note(s) upon written request by BNP PARIBAS, provided that the need of the exchange is evidenced.

5. Without prejudice to the foregoing, BNP PARIBAS may, regardless any judicial or extra judicial measure, deem this Agreement to be prematurely terminated, with all consequences derived therefrom, in the event of any of the hypotheses provided for in law or any of the following:

a) lawful protest of security against the CLIENT, in an amount equal to or exceeding the equivalent, in the Brazilian currency, to ten million United States dollars (US$ 10,000,000.00);

b) request for CLIENT’s bankruptcy in an amount equal to or exceeding the equivalent, in the Brazilian currency, to ten million United States dollars (US$ 10,000,000.00) and the CLIENT does not submit to BNP PARIBAS, within the term of 30 days as from the service of summons by the judiciary power, evidence that it effected the deposit to raise the bankruptcy or that it obtained a judicial order given by a judge with competent jurisdiction, barring the decreeing of the bankruptcy;

c) request for preventive court-approved agreement with creditors, filed by the CLIENT;

d) non-compliance with any obligation provided for in this Agreement.

6.1 In all cases provided for above, this Agreement shall only be deemed to be prematurely terminated upon lapse of 05 business days, as from the formal notice received from BNP PARIBAS and not solved or justified in writing and with due support by the CLIENT, indicating the reasons for the inconsistency or impertinence of the alleged defaults, provide that such justifications are accepted by BNP PARIBAS. The promissory note related to this Agreement shall only be used upon lapse of such period.

7. Any untimeliness in compliance with any obligation set forth herein shall automatically subject the CLIENT and the INTERVENING GUARANTORS to the payment of late-payment interest of one percent (1%) per month, as calculated pro rata temporis on the amount due, as from the date of the default up to the date of the respective settlement, and of a fine of two percent (2%) on the amount appraised, which shall also contain a late payment surcharge, calculated pursuant to the rules defined by the Central Bank of Brazil, due as from the default, and the other compensating charges covenanted in the Agreement.

8. This Agreement is entered into on an irrevocable and irreversible basis, it being bound on the Parties and the successors thereof on any account.

9. Without prejudice to the guarantees covenanted, which shall always remain several from each other, BNP PARIBAS shall be entitled, based on Article 368 of the Civil Code, to offset or apply any amounts it presently holds or may hold in the future in the repayment or settlement of the debt, in the event of contractual default or early termination, irrespective of prior notification or notice, either judicial or extra judicial.

10. The CLIENT expressly authorizes BNP PARIBAS to verify and supply any possible information regarding BNP PARIBAS or this Agreement to the Risk Center of the Central Bank of Brazil, pursuant to the norms issued by that autarchy.

11. Any expenses necessary for the perfect formalization of this Agreement and the respective guarantees shall be borne by the CLIENT, provided that previously agreed upon.

12. BNP PARIBAS shall not assign or dispose, wholly or partially, any credit rights resulting from this Agreement, without CLIENT’s prior agreement.

13. The Parties hereby elect the Central Courts of the City of São Paulo, State of São Paulo, to settle any disputes arising out of this Agreement, however BNP PARIBAS being entitled to chose the jurisdiction of CLIENT’s principal place of business.

And, in witness whereof, the Parties execute this Agreement, in two (02) counterparts of the same content and form, together with the witnesses appointed, identified and signed below.

São Paulo, October 4, 2004.

BANCO BNP PARIBAS BRASIL S.A.

TELESP CELULAR PARTICIPAÇÕES S.A.

Witnesses:

1st	2nd

Name:	Name:
CPF/MF	CPf/MF

FORM OF PROMISSORY NOTE

Amount: US$ 31,250,000.00

Due Date: at sight

I(we) shall pay for this only copy of PROMISSORY NOTE, at sight, to BANCO BNP PARIBAS BRASIL S/A, or at the order thereof, the amount of thirty-one million, two hundred and fifty thousand United States dollars (US$ 31,250,000.00), as converted into the Brazilian currency, at the rate for sale of the United States dollar, through the information system of the Central Bank of Brazil – SISBACEN, PTAX 800, currency 220, option 5, as in force on the date of the actual payment.

Payment Marketplace: São Paulo.

São Paulo, October 4, 2004.

ISSUER

Name:	TELESP CELULAR PARTICIPAÇÕES S.A.
CNPJ/MF:	02.558.074/0001-73
Address:	Rua Abílio Soares, 409 – São Paulo – S.P.

Guarantors:

Name:	Name:
CPF/MF:	CPF/MF:
Address:	Address: